Exhibit 99.1
Cousins Properties Declares Second Quarter Common and Preferred Stock Dividends
ATLANTA—(BUSINESS WIRE)—April 14, 2009— Cousins Properties Incorporated (NYSE: CUZ) announced today that its Board of Directors has declared a quarterly dividend of $0.25 per share, payable June 5, 2009, to common stockholders of record as of May 1, 2009. The dividend will be payable in a combination of cash and shares of the Company’s common stock with the cash component of the dividend not to exceed 33.34% of the aggregate dividend amount. Paying a portion of the dividend in shares of common stock allows Cousins to satisfy its REIT taxable income distribution requirement while helping to preserve liquidity.
“Today’s decision is consistent with our long held conservative approach to our business. It reflects the priority of the Board and Company to further strengthen Cousins’ balance sheet and enhance financial flexibility,” said Tom Bell, chairman and chief executive officer of Cousins Properties. “We anticipate significant opportunities coming out of this downturn, but only for companies with strong financial capabilities.”
Pursuant to IRS Revenue Procedure 2009-15, stockholders may elect to receive payment of the dividend all in cash or all in common shares. Stockholders who do not make an election will be deemed to have elected to receive their dividend in cash. To the extent that cash elections are received with respect to more than 33.34% of the aggregate dividend amount, the cash portion will be pro rated among stockholders electing to receive cash and such stockholders will receive the remainder of the dividend in common shares. The exact distribution of cash and stock to any given stockholder will be dependent upon his or her election as well as the elections of other stockholders, subject to the pro rata cash limitation.
Common shares included in the dividend will be valued at their volume weighted average trading price on the New York Stock Exchange on May 28, May 29, and June 1, 2009. The Company expects the dividend to be fully taxable to its stockholders, without regard to whether a particular stockholder receives the dividend in the form of cash or shares, and reserves the right to pay the dividend entirely in cash. An information letter and election form will be mailed to stockholders of record promptly after May 6, 2009. The cash or stock election must be made prior to 5:00 p.m. (EST) on May 27, 2009.
If your shares are held through a bank, broker or nominee, and you have questions regarding the dividend, please contact such bank, broker or nominee. Registered stockholders with questions regarding the dividend election may call the Company’s transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449.
The Board also declared a regular quarterly dividend on the Company’s Series A Cumulative Redeemable Preferred Stock payable in cash. The dividend of $0.484375 per share, or $1.9375 on an annualized basis, is payable May 15, 2009, to Series A preferred shareholders of record on May 1, 2009.
The Board also declared a regular quarterly dividend on the Company’s Series B Cumulative Redeemable Preferred Stock payable in cash. The dividend of $0.46875 per share, or $1.875 on an annualized basis, is payable May 15, 2009, to Series B preferred shareholders of record on May 1, 2009.
Cousins Properties Incorporated is a leading diversified real estate company with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in office, multi-family, retail, industrial and land development projects. Since its founding in 1958, Cousins has developed 20 million square feet of office space, 20 million square feet of retail space, more than 3,500 multi-family units and more than 60 single-family neighborhoods. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ.

For more, please visit www.cousinsproperties.com.
This press release does not constitute an offer of any securities for sale .. Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins’ financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
CONTACT: Cousins Properties Incorporated
Cameron Golden, 404-407-1984
Director of Investor Relations and Corporate Communications
camerongolden@cousinsproperties.com
www.cousinsproperties.com
Source: Cousins Properties Incorporated